Exhibit 99.1
Investor Contact
Playtika, David Niederman
davidni@playtika.com

Media Contact
Samantha.gaspar@teneo.com

Playtika Acquires JustPlay.LOL

Acquisition Furthers Playtika’s Growth Strategy with Expansion into High Growth
Action and Battle Royale Genres

HERZLIYA, Israel, March 23, 2022 - Playtika Holding Corp. (NASDAQ: PLTK) today announced the acquisition of Israel-based, JustPlay.LOL, creator of the multiplayer game, 1v1.LOL, which expands the company’s offering into the Action and Battle Royale genres. The acquisition is consistent with Playtika’s strategy to increase its breadth of entertainment genres and leverage the company’s Boost platform to enhance game-operations.

“The acquisition of JustPlay.LOL and its leading title, 1v1.LOL, continues our strategy of diversifying the game genres we operate in as we leverage our industry-leading game operations technology to grow revenue via our Boost Platform,” said Eric Rapps, Playtika’s Chief Strategy Officer. “JustPlay.LOL has organically built an impressive community of engaged users. We look forward to working with the JustPlay.LOL team to further expand that base and to provide them the best entertainment experience possible.”

This acquisition is the latest in Playtika’s long and successful history as a consolidator. The company’s ability to successfully integrate studios and enhance their mobile entertainment platforms through leveraging its proprietary Boost platform continues to drive its financial and operational success.

About Playtika

Playtika (NASDAQ: PLTK) is a mobile gaming entertainment and technology market leader with 35 million monthly active users across a portfolio of multiple games titles. Founded in 2010, Playtika was among the first to offer free-to-play social games on social networks and, shortly after, on mobile platforms. Headquartered in Herzliya, Israel, and guided by a mission to entertain the world through infinite ways to play, Playtika has 20 offices worldwide and employs over 4,000 employees.

About JustPlay.LOL

JustPlay.LOL was founded in 2018 by Boris and Lior Alterman. The company’s games have been downloaded more than 50 million times and have approximately 700,000 daily active users globally. JustPlay.LOL is based in Ramat-Gan, Israel and employs over 25 employees.